UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMERICAN SOFTWARE, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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AMERICAN SOFTWARE, INC.

470 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting (the “Annual Meeting”) of Shareholders of AMERICAN SOFTWARE, INC. (the “Company”) will be held at the offices of the Company, 470 East Paces Ferry Road, N.E., Atlanta, Georgia, on Wednesday, August 22, 2018 at 3:00 p.m. for the following purposes:

1.	To elect six directors of the Company, two of whom will be elected by the holders of Class A Common Shares and four of whom will be elected by the holders of Class B Common Shares.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2019.

3.	To conduct an advisory vote on the compensation of our named executive officers.

4.	To consider and transact such other business as may properly come before the Annual Meeting.

Only shareholders of record of the Company at the close of business on July 6, 2018 will be entitled to vote at the Annual Meeting.

Shareholders are requested to vote, date, sign and mail their proxies in the form enclosed even though they plan to attend the Annual Meeting. If shareholders are present at the Annual Meeting, their proxies may be withdrawn, and they may vote personally on all matters brought before the Annual Meeting, as described more fully in the enclosed Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

James R. McGuone,

Secretary

July 30, 2018

IMPORTANT

We encourage you to attend the Annual Meeting. In order that there may be a proper representation at the Annual Meeting, each shareholder is requested to return his or her proxy in the enclosed envelope, which requires no postage if mailed in the United States. Attention by shareholders to this request will reduce the Company’s expense in soliciting proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 22, 2018:

This Proxy Statement, the proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2018 are available at: https://materials.proxyvote.com/029683

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

OF AMERICAN SOFTWARE, INC.

TO BE HELD AT

AMERICAN SOFTWARE, INC.

470 EAST PACES FERRY ROAD, N.E.

ATLANTA, GEORGIA

ON AUGUST 22, 2018

This Proxy Statement is furnished to Class A shareholders by the Board of Directors of American Software, Inc. (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Company’s offices on Wednesday, August 22, 2018 at 3:00 p.m., and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy card and Notice of Annual Meeting are first being mailed to shareholders on or about July 30, 2018.

The mailing address of the Company’s executive office is 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. The Company’s website is www.amsoftware.com. Information from the Company’s website is not incorporated by reference into any portion of this Proxy Statement.

If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with its terms. If no choices are specified, subject to the broker non-vote rules discussed under “RECORD DATE AND VOTING OF SECURITIES – Broker Non-Votes” below, the proxy will be voted:

FOR—Election of W. Dennis Hogue and James B. Miller, Jr., as Class A directors.

FOR—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2019.

FOR—Approval of the advisory resolution regarding the compensation of our named executive officers.

In addition, a properly executed and returned proxy card gives the authority, subject to the broker non-vote rules, to vote in accordance with the proxy holder’s best judgment on such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof. Any proxy given pursuant to this solicitation may be revoked, either in writing furnished to the Secretary of the Company prior to the Annual Meeting or personally by attendance at the Annual Meeting, by the person giving the proxy insofar as the proxy has not been exercised at the Annual Meeting and the shareholder attending the Annual Meeting informs the Secretary of the Company of his or her intent to revoke the proxy.

RECORD DATE AND VOTING OF SECURITIES

Record Date

The Board of Directors has fixed the close of business on July 6, 2018 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. On July 6, 2018, the Company had outstanding and entitled to vote a total of 29,020,336 Class A Common Shares (“Class A shares”) and 1,885,995 Class B Common Shares (“Class B shares”).

Class A and Class B Shareholder Voting

Other than in the election of directors, in which holders of Class A shares and Class B shares vote as separate classes, each outstanding Class A share is entitled to one-tenth of a vote per share and each outstanding

Class B share is entitled to one vote per share on all matters to be brought before the Annual Meeting. The Class A directors and the Class B directors will be elected by a majority of the votes cast by the respective classes. Any other matter submitted to the Annual Meeting must be approved or ratified by a majority vote of the outstanding shares (adjusted as described above) present or represented by proxies at the Annual Meeting. A one-third quorum of 9,673,446 Class A shares and 628,665 Class B shares is required to be present or represented by proxy at the Annual Meeting in order to conduct all of the business expected to come before the Annual Meeting. Votes that are withheld, broker non-votes and votes of abstention cast by any shareholder on a particular action will be counted towards the quorum requirement, but will not be counted as a vote for or against the action.

Broker Non-Votes

Broker non-votes occur when a broker or nominee holding shares for a beneficial owner does not vote on a non-routine proposal because the broker or nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to such proposal. Rule 452 of the New York Stock Exchange, which has been adopted by the Nasdaq Stock Market, provides that a broker or other nominee holding shares for a beneficial owner may generally vote on routine matters, but not non-routine matters, without receiving voting instructions. The uncontested election of directors (Proposal 1) and the advisory vote on the compensation of our named executive officers (Proposal 3) are non-routine matters. Please provide instructions to your broker or nominee on how to vote your shares. If you do not provide such voting instructions, your shares will not be voted for Proposals 1 and 3. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2019 (Proposal 2) is considered routine. Because at least one routine item is to be voted on at the Annual Meeting, shares held in the name of brokers or other nominees and voted on Proposal 2 will be counted for purposes of the quorum requirement, as noted above.

PROPOSAL 1: ELECTION OF DIRECTORS

Overview

The directors of the Company are elected annually to hold office until the election and qualification of their successors at the next annual meeting of shareholders. Of the six directors to be elected, two are to be elected by the holders of the outstanding Class A shares and four are to be elected by the holders of the outstanding Class B shares. The persons named on the enclosed proxy card intend to vote Class A shares for the election of W. Dennis Hogue and James B. Miller, Jr., the Class A director nominees. In the event any of these individuals should be unavailable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. The Board of Directors has no reason to believe that any director nominees will be unavailable for election as a director. If any of the nominees is unable to serve, the remaining Board members may elect a substitute to fill the resulting vacancy.

It is anticipated that Mr. Edenfield, who owns approximately 97% of the Class B shares, will vote his Class B shares in favor of the election of James C. Edenfield, J. Michael Edenfield, Matthew G. McKenna and Thomas L. Newberry, V, as Class B directors. Thus, it is expected that James C. Edenfield, J. Michael Edenfield, Matthew G. McKenna and Thomas L. Newberry, V will be elected as Class B directors.

Director Background and Qualifications

The Board seeks directors with strong reputations and experience in areas relevant to the strategy and operations of the Company’s business, particularly industries and segments that the Company serves. Each of the nominees for election as a director at the Annual Meeting has substantial and meaningful experience in core management skills, such as strategic, financial and operational planning, financial reporting, corporate governance, risk management, and leadership development. The information set forth below includes a summary of each director nominee’s individual qualifications, experience, attributes and skills that we believe add to the strength of our Board of Directors.

Candidates for membership on the Board are recommended by current members of the Board or management. When evaluating candidates for membership on the Board, the Board considers a number of factors, including:

•	business expertise and skills;
•	understanding of the Company’s business and industry;
•	judgment and integrity;
•	educational and professional background; and
•	commitments to other businesses and responsibilities.

The directors, their ages, their principal occupations for at least the past five years, other public company directorships held by them and the year each was first elected as a director of the Company are set forth below.

NAME OF NOMINEE	AGE	PRINCIPAL OCCUPATION; DIRECTORSHIPS	YEAR FIRST ELECTED DIRECTOR
CLASS A DIRECTORS:

W. Dennis Hogue	65	Senior Partner and Managing Director of ChampionScott Partners; Chief Executive Officer of Hogue Enterprises, Inc.; President of American Durahomes; President of The Hogue Corp., d/b/a GRN of Marietta	2001

James B. Miller, Jr.	78	Founder, Chairman and Chief Executive Officer of Fidelity Southern Corporation, the parent company of Fidelity Bank	2002

NAME OF NOMINEE	AGE	PRINCIPAL OCCUPATION; DIRECTORSHIPS	YEAR FIRST ELECTED DIRECTOR
CLASS B DIRECTORS:

James C. Edenfield	83	Executive Chairman and Treasurer of American Software, Inc.	1971

J. Michael Edenfield	60	Former President and Chief Executive Officer of American Software, Inc.	2001

Matthew G. McKenna	61	Principal of McKenna & Associates, LLC	2017

Thomas L. Newberry, V	51	Author; Founder and Chief Executive Officer of The 1% Club, Inc.	2001

Class A Directors

W. Dennis Hogue.    In November 2013, Mr. Hogue joined ChampionScott Partners, a global management consulting firm specializing in technology and technology-enabled companies, as a Senior Partner and Managing Director. Since November 2007, Mr. Hogue has also served as President of American Durahomes, a provider of durable and affordable homes. Since January 2005, Mr. Hogue has also served as Chief Executive Officer of Hogue Enterprises, Inc., a real estate investment company. From July 2003 to January 2005, he served as Chief Executive Officer of Datatrac Corporation, a software developer and wireless communications provider for the expedited product delivery industry. Mr. Hogue earned a Bachelor of Science degree in Psychology from Florida State University in 1974.

Mr. Hogue’s many years of executive-level experience at other companies, his education and training and his in-depth knowledge of the Company’s operations and technology gained from more than twelve years with the Company, from 1983 to 1996, where he served as Group Vice President and in other positions, enable him to provide our Board with strong and capable leadership.

James B. Miller, Jr.    Mr. Miller is currently the Chairman of the Board and Chief Executive Officer of Fidelity Southern Corporation, a publicly held bank holding corporation and the parent corporation of Fidelity Bank, positions he has held since 1979. He became Chairman of Fidelity Bank in 1998 and served as President of Fidelity Bank from 1977 to 1997 and from 2003 to 2004. In addition to his position at Fidelity Southern Corporation, Mr. Miller currently serves as the Chief Executive Officer of Fidelity Bank. He is a director of Interface, Inc., a publicly held textile manufacturing company. Mr. Miller is also chairman of privately held family real estate businesses. He holds a Bachelor of Arts Degree from Florida State University and an L.L.B. from Vanderbilt University Law School.

Mr. Miller’s extensive leadership experience at Fidelity Southern Corporation and its subsidiary Fidelity Bank, as well as his board experience with other companies in a variety of industries, brings to the Board the business and financial acumen of an experienced senior executive. We believe his financial expertise and legal background; his role as Chairman of the Board of Fidelity Southern Corporation, a publicly held company; and his service on the Interface, Inc. audit committee qualify him well to serve on our Board, and in particular to serve as chair of our Audit Committee. The Board has determined that Mr. Miller is an “audit committee financial expert.”

Class B Directors

James C. Edenfield.    Mr. Edenfield is a co-founder of the Company and has served as our Executive Chairman since September 2014. Mr. Edenfield previously served as Chief Executive Officer from November 1989 to May 2014 and as Co-Chief Executive Officer prior to that time. Prior to founding the Company, Mr. Edenfield held several executive positions with, and was a director of, Management Science America, Inc., an Atlanta-based applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology. Mr. Edenfield is the father of J. Michael Edenfield.

As a co-founder and Executive Chairman of the Company, and as our President and Chief Executive Officer for 40 years, Mr. Edenfield provides essential insight and guidance to our Board of Directors from an insider perspective regarding the day-to-day operations of the Company.

J. Michael Edenfield.    Mr. Edenfield served as our President and Chief Executive Officer from May 2014 to March 2017. Mr. Edenfield previously served as President and Chief Executive Officer of Logility, Inc., a wholly-owned subsidiary of the Company and a former publicly traded company, from January 1997 to August 2015. Mr. Edenfield previously served as Executive Vice President of the Company from June 1994 to May 2014, and as Chief Operating Officer of the Company since August 2009. From May 1987 to June 1994, Mr. Edenfield served in various positions with American Software USA, Inc., a wholly-owned subsidiary of the Company. Mr. Edenfield holds a Bachelor of Industrial Management degree from the Georgia Institute of Technology.

Mr. Edenfield’s executive management experience with the Company and Logility combined with his perspective as a former public company chief executive adds important leadership and operational experience to our Board of Directors.

Matthew G. McKenna.    Mr. McKenna has served as Principal of McKenna & Associates, LLC, a management and consulting advisory firm since July 2016. Prior to that, Mr. McKenna served as Managing Director of Strategy&, a global strategy consulting firm and subsidiary of PricewaterhouseCoopers from July 2015 to June 2016, and as Senior Executive Advisor of Booz & Company, a global management consulting firm, from January 2008 to June 2015. Prior to serving at Booz & Company, Mr. McKenna held a variety of positions at Booz Allen Hamilton over a 22-year period, including Managing Partner of the company’s Houston office and Energy Operations Sector Practice Leader. From 1981 to 1985, Mr. McKenna served as a Supply Chain Applications Consultant for the Company. Mr. McKenna holds a B.S. in Engineering from the Georgia Institute of Technology and an MBA from Harvard University.

Mr. McKenna brings to the Board of Directors significant strategy development and implementation experience gained from his long career in management consulting.

Thomas L. Newberry, V.    Mr. Newberry founded The 1% Club, Inc. in October 1992 and has acted as its Chief Executive Officer since that time. The 1% Club sponsors programs designed to assist entrepreneurs and their families in accomplishing their goals. He is also the author of motivational books and audio programs dedicated to improving performance in business operations and salesmanship. Mr. Newberry earned a Bachelor of Science degree from Georgia State University in 1989.

Mr. Newberry’s experience as an entrepreneur and a business executive, combined with his leadership in the field of executive performance and motivation, allow him to provide unique and important insights to the Board of Directors, particularly as the Board addresses motivational and management issues.

THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A

SHAREHOLDERS VOTE “FOR” MESSRS. HOGUE AND MILLER.

CORPORATE GOVERNANCE

Board Meetings

The Board of Directors held four meetings during fiscal 2018. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served and was eligible to attend during this period.

Director Attendance at Annual Meetings

Although the Company does not have a policy with regard to Board members’ attendance at the Company’s annual meetings of shareholders, all of the directors are encouraged to attend such meetings. All of the Company’s directors were in attendance at the 2017 Annual Meeting.

Director Independence

Because the holders of Class B shares have the right to elect four of the six directors and Mr. James C. Edenfield owns approximately 97% of the issued and outstanding Class B shares, the Company qualifies as a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq Marketplace Rules (the “Nasdaq Rules”). Please see “Security Ownership of Management and Certain Beneficial Owners,” below. Therefore, the Company is not subject to certain provisions of Rule 5606(b) and all of Rules 5606(d) and (e) of the Nasdaq Rules that otherwise would require the Company to have (i) a majority of independent directors on the Board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of the Company’s executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Director Nominations

In light of the voting power of Mr. Edenfield, and in view of the fact that Board vacancies have occurred infrequently, the Board has determined that the Board, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the Annual Meeting of shareholders. Each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for the Company not to have a separate nominating committee or charter for this purpose. The Board has further determined that it would not be productive to have a fixed policy with respect to consideration of candidates recommended by security holders. However, if a shareholder communication includes a recommendation of a candidate for director, the Board will consider that candidate along with any other candidates for a Board position.

Board Diversity

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees. The Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Currently, our Executive Chairman is serving as the Company’s principal executive officer.

Committees of the Board of Directors

Audit Committee

The Board of Directors has an Audit Committee, which presently consists of Messrs. Miller (Chairman), Hogue, McKenna and Newberry. The Audit Committee held four meetings during fiscal 2018, in addition to its consultations with our independent registered public accounting firm and management in connection with review of interim financial statements. The Nasdaq Rules require audit committees to be composed of not less than three members who are “independent,” as that term is defined in the Nasdaq Rules. The Board of Directors has determined that all of the Audit Committee members meet the Nasdaq definition of “independent.”

The Audit Committee has a written charter, which can be found on our website at www.amsoftware.com. The Audit Committee’s charter outlines the composition requirements of the Audit Committee, as described above, as well as its duties and responsibilities. The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of the Audit Committee’s activities to the Board. The functions of the Audit Committee include making an annual recommendation of independent registered public accounting firm to the Company, reviewing the scope and results of the independent registered public accounting firm’s audit, monitoring the adequacy of the Company’s accounting, financial and operating controls, reviewing from time to time the Company’s periodic financial statements and other financial reports with management and with the independent registered public accounting firm, pre-approving audit services and permitted non-audit services and related fees, and reviewing with management and the independent registered public accounting firm the financial statements to be included in the Company’s annual and quarterly reports. The Board of Directors has determined that James B. Miller, Jr., Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

Compensation Committee

The Board has a Compensation Committee, consisting of Messrs. Miller (Chairman), Hogue, McKenna and Newberry. During fiscal 2018, the Compensation Committee met on two occasions. The Compensation Committee has a written charter, which can be found on our website at www.amsoftware.com. The Compensation Committee’s charter outlines the composition requirements of the Compensation Committee, as well as its duties and responsibilities. The Compensation Committee has authority to establish the compensation of the Executive Chairman and to consult with the Executive Chairman about the compensation of the other named executive officers. In addition, the Compensation Committee, acting as the Special Stock Option Committee, has the authority to grant stock options to the Executive Chairman and the other named executive officers under the Company’s 2011 Equity Compensation Plan (the “2011 Pan”). See “Executive Compensation – Compensation Discussion and Analysis,” below, for a further discussion of the Compensation Committee and the functions it performs.

Two different committees of the Board administer the 2011 Plan (see “Executive Compensation – Stock Options”), depending on whether the option grant is made to an executive officer, a director or to other employees. The Special Stock Option Committee, which consists of Messrs. Miller, Hogue, McKenna and Newberry, each members of the Compensation Committee, administers stock option grants to executive officers and directors. The Stock Option Committee, which consists of James C. Edenfield and J. Michael Edenfield, administers stock option grants to other employees. The functions of these committees are to grant stock options and establish the terms of those stock options, as well as to construe and interpret the plans and to adopt related rules and procedures. During fiscal 2018, the Special Stock Option Committee acted by written consent on one occasion in connection with the grant of stock options under the Company’s 2011 Plan, and the Stock Option Committee acted by written consent on three occasions in connection with the grant of stock options under the Company’s 2011 Plan.

Risk Oversight

We believe that understanding and managing risk is the responsibility of each employee of the Company. However, management is ultimately accountable to our Board of Directors and shareholders for the day-to-day management of risks we face. Our Board of Directors, as a whole and through its committees, oversees planning and responding to risks arising from changing business conditions or the initiation of new activities, strategies or products. Our Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees of the Company, including its Executive Chairman, President, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics is available on the Company’s website at www.amsoftware.com/investor-relations/.

Communications Between Shareholders and Directors

Shareholders may contact the Board or any individual director by writing to them c/o Mr. Vincent C. Klinges, Chief Financial Officer, American Software, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. Inquiries sent by mail may be sorted and summarized by Mr. Klinges or his designee before they are forwarded to the addressee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG LLP (“KPMG”) to serve as its independent registered public accounting firm for the fiscal year ending April 30, 2019. KPMG acted in such capacity during the fiscal year ended April 30, 2018. This appointment is being presented to the shareholders for ratification. Although the Company is not required to obtain shareholder ratification, the Company has elected to do so in order to provide the shareholders with an opportunity to participate in this decision. In the event that the shareholders do not ratify the appointment of KPMG as the independent registered public accounting firm of the Company, the Board of Directors will consider the retention of another independent registered public accounting firm.

The Company expects that representatives of KPMG will attend the 2018 Annual Meeting. These representatives will be available to respond to appropriate questions raised orally and will be given the opportunity to make a statement if they so desire.

During the fiscal year ended April 30, 2018, the Company engaged KPMG to provide certain audit services, including the integrated audit of the annual consolidated financial statements, quarterly reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, services performed in connection with filing this Proxy Statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. KPMG has acted as independent registered public accounting firm for the Company since 1982. Neither KPMG nor any of its associates has any relationship to the Company or any of its subsidiaries except in its capacity as independent registered public accounting firm.

The aggregate fees billed to the Company by KPMG for services rendered during fiscal 2018 and fiscal 2017 are summarized below:

Audit Fees.    Fees for audit services totaled approximately $962,000 in fiscal 2018 and approximately $893,000 in fiscal 2017, including fees associated with the annual audit, a purchase accounting review of an acquisition in fiscal 2018 and 2017, and the reviews of consolidated financial statements in Quarterly Reports on Form 10-Q, including Sarbanes-Oxley 404 audit fees.

Audit Related Fees.    There were no fees for audit related services incurred for fiscal 2018 or fiscal 2017.

Tax Fees.    There were no fees for tax services, including tax compliance, tax advice and tax planning, billed to the Company by KPMG in fiscal 2018 or in fiscal 2017.

All Other Fees.    The Company’s independent registered public accounting firm did not receive fees for other services not described above in fiscal 2018 or in fiscal 2017.

In accordance with the Nasdaq Rules and rules and regulations promulgated by the SEC, the approval of the Audit Committee is required for all independent audit engagement fees and terms and all permitted non-audit engagements (including the fees and terms thereof) that the independent registered public accounting firm performs for the Company.

Board Recommendation

The Board believes it is in the best interest of the Company and its shareholders to ratify the appointment of KPMG as its independent registered public accounting firm for the fiscal year ending April 30, 2019. Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2019.

AUDIT COMMITTEE REPORT

The following is the Report of the Audit Committee of the Board of Directors of American Software, Inc. for the fiscal year ended April 30, 2018.

The Board of Directors has adopted a written charter for the Audit Committee. As set forth in the charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare the financial statements of the Company, to plan or conduct audits, or to determine that the financial statements of the Company are complete and accurate and are in accordance with U.S. generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s consolidated financial statements and for maintaining internal controls. The independent registered public accounting firm of the Company is responsible for auditing the consolidated financial statements and for expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operations, and cash flows to the Company in conformity with U.S. generally accepted accounting principles.

In fulfilling its responsibilities with respect to the fiscal year 2018 audit, the Audit Committee: (1) reviewed and discussed the audited consolidated financial statements for the fiscal year ended April 30, 2018 with Company management and KPMG, the Company’s independent registered public accounting firm; (2) discussed with KPMG the matters required to be discussed pursuant to Statement on Auditing Standards No. 1301, “Communications Audit Committees,” as adopted by the Public Company Accounting Oversight Board (PCAOB); and (3) received the disclosure and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and discussed with KPMG its independence from the Company.

Based on the Audit Committee’s review of the audited consolidated financial statements and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2018 for filing with the Securities and Exchange Commission.

The Nasdaq Rules require audit committees to be composed of not less than three members who are “independent directors,” as that term is defined in the listing requirements. The Audit Committee believes that its members meet the definition of “independent directors” set forth in those rules.

By the Audit Committee:

James B. Miller, Jr., Chairman

W. Dennis Hogue

Matthew G. McKenna

Thomas L. Newberry, V

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that attracting, retaining and motivating effective executive officers is critical to the overall success of our business. To achieve these goals we have adopted executive compensation programs that we have designed to reward performance and emphasize the creation of shareholder value. For fiscal 2018, our Compensation Committee and Executive Chairman were responsible for establishing executive compensation policies and overseeing executive compensation practices. In the following Compensation Discussion and Analysis, we describe the material elements of compensation for our executive officers identified in the Summary Compensation Table (the “named executive officers”). Our named executive officers for fiscal 2018 are: James C. Edenfield, our Executive Chairman and Treasurer; Vincent C. Klinges, our Chief Financial Officer; James R. McGuone, our Vice President, General Counsel and Secretary; and H. Allan Dow, our President. Please see the Summary Compensation Table below for detailed components of their fiscal 2018 compensation.

Included below is certain information regarding our non-director executive officers. Please see “Director Background and Qualifications” above for additional information regarding Mr. James C. Edenfield.

H. Allan Dow.    Mr. Dow, age 54, was elected as our President in March 2017. Previously, Mr. Dow served as president of Logility Inc., a subsidiary of the Company, since August 2015 and as that company’s Executive Vice President of Sales since September 2000. Mr. Dow brings more than 30 years of experience in strategic planning, sales development, implementation services, and product innovation to streamline, accelerate and optimize supply chain and retail planning enterprises. Mr. Dow holds a Bachelor of Science degree in Chemical Engineering from the University of Maine.

Vincent C. Klinges.    Mr. Klinges, age 55, joined American Software in February 1998, as Vice President of Finance. In September 1999, Mr. Klinges was promoted to Chief Financial Officer, and also became the Chief Financial Officer of Logility, Inc. From July 1995 to February 1998, Mr. Klinges was employed by Indus International, Inc. (formerly known as TSW International, Inc.), a data management company, as Controller. From November 1986 to July 1995, Mr. Klinges held various positions with Dun & Bradstreet, Inc., a publicly traded data management company, including Controller of Sales Technologies, a software division of Dun & Bradstreet Inc. Mr. Klinges holds a Bachelor of Business Administration from St. Bonaventure University.

James R. McGuone.    Mr. McGuone, age 71, was elected as our Secretary in May 1988 and became Vice President and General Counsel in May 2009, when he joined the Company. Prior to joining the Company, Mr. McGuone, who has been a practicing attorney since 1972, was a partner with the law firm of Holland & Knight, L.L.P. in its Atlanta, Georgia office. Mr. McGuone holds a B.A. degree from The Pennsylvania State University and a J.D. degree from Fordham University School of Law.

Oversight of Fiscal 2018 Compensation Program

The Compensation Committee of the Board is responsible for establishing and reviewing our overall compensation philosophy. The Compensation Committee reviews and establishes all elements of compensation of the Executive Chairman. With respect to executive officers other than the Executive Chairman, the Compensation Committee consults with the Executive Chairman about salaries and other compensation of such other executive officers, but the Executive Chairman has the authority to establish the compensation for such other executive officers. The Compensation Committee acts as the Special Stock Option Committee with respect to stock option grants to all executive officers, including the Executive Chairman. With respect to the major elements of executive compensation plans, the Executive Chairman consults with the Compensation Committee and makes recommendations regarding levels of option grants to specific individuals, as input to the Compensation Committee’s final decision.

Executive Compensation Philosophy

We believe that a compensation program which promotes our ability to attract, retain and motivate outstanding executives will help us meet our long-range objectives, thereby serving the interests of the Company’s shareholders. Our executive officer compensation program is designed to achieve the following objectives:

•	Provide compensation opportunities that are competitive with those of companies of a similar size.

•	Create a strong connection between executives’ compensation and our annual and long-term financial performance.

•	Include performance-based incentive compensation that offers an opportunity for above-average financial reward to executives without creating incentives for undue business risks.

•	Design incentive compensation benchmarks that closely align the interests of executive officers with those of our shareholders.

Consideration of Peer Companies

In making compensation decisions, the Compensation Committee reviews publicly available information on practices and programs and compensation levels of members of a peer group selected by the Compensation Committee, consisting of technology companies similar to us. The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

During fiscal 2018, the Compensation Committee used the following compensation peer group to assist with the determination of compensation for our executive officers: Aspen Technology, Inc., Computer Task Group (a), Descartes, Coupa Software, Amber Road, Manhatten Associates, QAD, Kinaxis, Service Source International and SPS Commerce.

While we believe this compensation data provides useful insight into the competitiveness of our compensation packages, the data serves only a reference point and we do not currently target any particular benchmark.

Elements of Compensation

General.    We have selected and have structured the components of our executive officer compensation in order to achieve our objectives of attracting, retaining and motivating such officers. We consider the components of our compensation program – salary, bonus plan, stock options, and personal benefits such as insurance and retirement plans – together to achieve a balanced compensation package that addresses the objectives described above, and separately in order to evaluate their reasonableness. Taken as a whole, we believe that these elements of our compensation structure reward past performance and provide appropriate motivation to achieve both long- and short-term objectives that benefit shareholders.

In our approach to executive compensation we generally have emphasized bonus plans and stock options, as we believe those components have the greatest potential for directly aligning the future interests of executive officers with those of shareholders. We also believe that our practice of emphasizing stock option grants, which we have followed over a long period, has helped to motivate our executives to develop strategies that further our long-term interests. We intend for our executive bonus plans to motivate executive officers over a shorter term, based upon achieving operating results that enhance shareholder value without taking undue business risks. In reviewing salaries of executive officers, we consider the executive’s previous salary level in light of prior year performance, rate of inflation and trends in executive compensation among our competitors. In selecting insurance and retirement plans, we have taken into account the needs of our entire workforce, on the principle that these kinds of plans are most effective and most valued if they are made available across all levels of compensation within the Company.

Base Salaries.    We establish the salaries of our named executive officers at levels that we believe are, when viewed in conjunction with their potential bonus income and stock option grants, competitive and reasonable in light of their experience, prior performance and level of responsibility. For fiscal 2018, the Committee reviewed and established the base salary of the Executive Chairman. With respect to executive officers other than the Executive Chairman, the Committee consulted with the Executive Chairman about the base salaries of such other executive officers, but the Executive Chairman retained the authority to establish the base salary for each of the other executive officers.

The following table summarizes the salary arrangements for the named executive officers in the fiscal years ended April 30, 2018 and 2019:

Name	Fiscal 2018 ($)	Fiscal 2019 ($)
James C. Edenfield	563,448	588,448
H. Allan Dow	460,000	610,000
Vincent C. Klinges	310,000	336,000
James R. McGuone	271,996	289,996

Bonuses.    Each of our named executive officers has a bonus plan established during the first quarter of a fiscal year, covering that fiscal year. The Compensation Committee establishes the bonus plan for our Executive Chairman. Our Executive Chairman, after consulting with the Compensation Committee, establishes the bonus plans for our other executive officers, including the other named executive officers. In each case, the bonus plan is customized for the individual executive officer. We use these bonus plans, in tandem with stock option grants, as tools to (i) attract and retain qualified executives, (ii) reward executives for their role in achieving specified annual performance goals, and (iii) aligning our executives’ interests with those of our shareholders. To accomplish this, we establish annual bonus plans with attainable, pre-established, objective performance goals, using formulas tied to important factors that positively affect return on investment. Each year, the Compensation Committee evaluates the performance goals selected for the bonus plan and may select new or additional performance goals for the following fiscal year bonus plan.

Fiscal 2018 Bonuses.    In fiscal 2018, the Compensation Committee selected the following financial performance metrics as the general set of metrics upon which to base the bonus plan: revenue, operating income and annual contract value (“ACV”). Revenue is a GAAP measure reported in the Company’s Annual Report on Form 10-K. The Compensation Committee believes that Revenue is one of the most recognizable and objective measures of corporate growth and performance. Operating earnings as reported in the Company’s Annual Report on Form 10-K. The Compensation Committee believes that Operating Income is another meaningful and objective measure that enables the Company to measure its performance against other companies. Annual Contract Value is a forward-looking operating measure used by management to better understand cloud services (Software-as-a-Service and other related cloud services) revenue trends within the Company’s business as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period. The Compensation Committee believes that ACV is one of the most important performance metrics associated with growth in the Software-as-a-Service industry. Bonuses paid to our named executive officers in fiscal 2018 are shown in the “Bonuses” column of the Summary Compensation Table, below.

For each financial performance metric selected for fiscal 2018, our executive officers, including our named executive officers, will receive a minimum bonus amount if the Company achieves its minimum performance goal, with the remaining bonus amount being pro-rated to 100% of a target bonus amount, which would be paid if the Company achieves its target performance goal. If the Company exceeds its target performance goal, the executive officer will receive a bonus amount equal to such executive’s target bonus amount multiplied by the percentage of the Company’s actual performance relative to the Company’s target performance goal. Revenue, operating income and ACV related to any acquisition made during the fiscal year is excluded for purposes of determining whether a bonus has been earned.

For fiscal 2018, the Company’s minimum and target performance goals, and actual performance, are summarized in the following table:

Financial Performance Metric	Minimum Performance Goal	Target Performance Goal	Actual Fiscal 2018 Performance(1)	Achievement %
Revenue	106,300,000	109,200,000	110,682,000	101%
Operating Income	7,800,000	13,500,000	15,057,000	112%
Annual Contract Value	1,925,000	4,600,000	6,677,000	145%

(1)	Revenue, operating income and ACV related to any acquisition made during the fiscal year is excluded for purposes of determining whether a bonus has been earned.

Mr. James C. Edenfield’s bonus for fiscal 2018 was determined as follows:

Financial Performance Metric	Minimum Bonus Amount ($)	Target Bonus Amount ($)	Weighting	Actual Bonus Award ($)
Revenue	10,000	83,333	33.3%	84,464
Operating Income	10,000	83,333	33.3%	92,942
Annual Contract Value	10,000	83,333	33.3%	120,958
Total	30,000	250,000		298,364

Mr. Dow’s bonus for fiscal 2018 was determined as follows:

Financial Performance Metric	Minimum Bonus Amount ($)	Target Bonus Amount ($)	Weighting	Actual Bonus Award ($)
Revenue	20,000	166,666	33.3%	168,928
Operating Income	20,000	166,666	33.3%	185,884
Annual Contract Value	20,000	166,666	33.3%	241,916
Total	60,000	500,000		596,729

Mr. Klinges’ bonus for fiscal 2018 was determined as follows:

Financial Performance Metric	Minimum Bonus Amount ($)	Target Bonus Amount ($)	Weighting	Actual Bonus Award ($)
Revenue	5,000	50,000	33.3%	50,678
Operating Income	5,000	50,000	33.3%	55,765
Annual Contract Value	5,000	50,000	33.3%	72,575
Total	15,000	150,000		179,019

Mr. McGuone’s bonus for fiscal 2018 was determined as follows:

Financial Performance Metric	Minimum Bonus Amount ($)	Target Bonus Amount ($)	Weighting	Actual Bonus Award ($)
Revenue	3,000	33,333	33.3%	33,786
Operating Income	3,000	33,333	33.3%	37,177
Annual Contract Value	3,000	33,333	33.3%	48,383
Total	9,000	100,000		119,346

Fiscal 2019 Bonuses.    For fiscal 2019, the Compensation Committee determined to use the same financial performance metrics as used in fiscal 2018 except that the Compensation Committee determined to replace the metric of operating income with adjusted EBITDA. Adjusted EBITDA represents our GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income, other net income, tax expense, and has been further adjusted to exclude capitalized software development costs. The Committee believes that Adjusted EBITDA is a meaningful measure that enables the Company to evaluate its cash flow performance relative to annual performance targets. Similar to the fiscal 2018 bonuses, fiscal 2019 bonuses will only be funded to the extent that the Company achieves its minimum targets, which are based on fiscal 2018 results.

Stock Option Awards.    The Compensation Committee, which is responsible for grants of stock options to the named executive officers, believes that granting stock options to executive officers is an effective means to reward them for their prior performance, to serve as an incentive for promotion of Company profitability and other long-term objectives, and to maintain their overall compensation at competitive levels. Thus, option grants reflect both a retrospective and prospective approach to executive compensation. As compared to our executive bonus plans, stock options address longer term compensation and incentives. To establish option grant levels, the Compensation Committee has monitored developments and trends among publicly held technology companies regarding equity and non-equity based incentive compensation. The Compensation Committee continues to believe that stock options represent the most efficient and effective means for the Company to achieve the compensatory and incentive objectives referred to above.

The Compensation Committee typically grants stock options to executive officers once annually, usually during the month of June or July, while the salary and bonus plans for executives are being considered and finalized. The option exercise prices are fixed as of the close of trading on the grant date and are based on the closing price of our Class A shares, as quoted on the Nasdaq Stock Market. Options granted to executives during the past several years have terms of six years and vest ratably over a five-year period. We expect this practice to continue.

The Compensation Committee did not rely on a quantitative analysis when determining the levels of stock option grants to named executive officers for the 2018 or 2019 fiscal years.

The Compensation Committee developed its decisions on stock option grants based on a qualitative analysis considering the following factors:

•

Executive Chairman Recommendations.    The Compensation Committee placed substantial weight on the stock option grant recommendations of the Executive Chairman in fiscal 2018, particularly as to stock option grants to named executive officers other than himself. The Compensation Committee based this weight on several factors, including the Executive Chairman’s intimate knowledge of the role and performance level of each of the named executive officers over an extended time period, demonstrated skill in retaining and motivating our officers and key employees, and his emphasis on, and effectiveness in managing, the business of the Company on a fiscally conservative basis. In part because of these factors, the Compensation Committee ultimately decided to grant stock options in accordance with the Executive Chairman’s stock option grant recommendations.

•

Current and Past Years’ Financial Results.    The Compensation Committee noted that the stock option grants being considered were consistent with stock option grants to the same named executive officers in recent years. The Compensation Committee observed that our operating performance in fiscal 2017 and fiscal 2018, in the view of the Compensation Committee, was favorable in light of market conditions. The Compensation Committee therefore concluded that this favorable overall performance mitigated in favor of granting stock options at least at the same level as options granted in recent years. Moreover, the Compensation Committee believes that this favorable performance represented some evidence that prior year stock option grants were effective motivating factors for the named executive officers.

•

Perceived Value of Named Executive Officers.    The stock option grants to the named executive officers were not at the same level for each individual. The Compensation Committee considered the roles of the named executive officers and their ability, individually, to influence our profitability and position in the marketplace. In fiscal 2018, this resulted in the largest stock option grant being made to our President (250,000 shares), followed by grants in descending amounts to our Executive Chairman (80,000 shares), the Chief Financial Officer (75,000 shares), and the Vice President and General Counsel (30,000 shares). In the Compensation Committee’s judgment, these levels of stock option grants reasonably reflected the relative ability of officers holding these positions to affect the performance of the Company.

•

Current and Past Years’ Compensation Packages.    The Compensation Committee establishes the overall compensation package of the Executive Chairman. The Compensation Committee advises on, but does not have the authority to establish, the compensation packages of the other named executive officers, except for stock option grants. In reviewing the compensation package of our Executive Chairman, the Compensation Committee noted that his fiscal 2018 salary and potential bonus did not increase substantially compared to his fiscal 2017 compensation, and his fiscal 2019 salary and potential bonus had not increased substantially compared to his fiscal 2018 compensation. In reviewing the compensation packages of H. Allan Dow, Vince Klinges and James R. McGuone, the Compensation Committee noted that their fiscal 2018 salaries and potential bonuses had not increased substantially compared to recent years. These factors mitigated in favor of not reducing the aggregate level of stock option grants to these named executive officers.

Personal Benefits and Perquisites.    We provide a variety of health, retirement and other benefits to all employees. Our executive officers are eligible to participate in the benefit plans on the same basis as all other employees. These benefit plans include medical, dental, life and disability insurance. Our Executive Chairman received the use of an automobile owned by the Company and the Company also paid the cost of three club memberships for him in fiscal 2018. Our President received a car allowance in fiscal 2018. Otherwise, our executive officers do not receive any personal benefits or perquisites that are not available on a non-discriminatory basis to all employees. The perquisites of the named executive officers in fiscal 2018 were as set forth in the “All Other Compensation” column and footnote 2 to the Summary Compensation Table, below.

Other Benefits.    We do not provide pension benefit plans or non-qualified contribution plans or other non-qualified deferred compensation options to any of our employees, including our named executive officers.

Stock Purchase Plan.    We formerly had in place a stock purchase plan for our employees, providing to them an opportunity to acquire our shares at a discount to market prices. We discontinued this plan several years ago after concluding that the cost of maintaining and accounting for such a plan exceeded the benefit that we perceived our employees gained from such a plan.

Consideration of Shareholder Votes on Executive Compensation

In determining executive compensation for fiscal 2018, the Compensation Committee considered the overwhelming shareholder support that the “say-on-pay” proposal received at our 2017 Annual Meeting. After carefully considering such feedback among the other factors described above, the Compensation Committee determined to continue to utilize the same elements it has used in previous years, with certain changes to provide appropriate motivation to achieve both long- and short-term objectives that benefit shareholders, and to recruit, retain and incentivize key employees.

Impact of Regulatory Requirements

For taxable years beginning before January 1, 2018, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallowed a tax deduction to a public company for compensation in excess of $1 million paid to the company’s chief executive officer and any other executive officer (other than the chief financial officer) required to be reported to its shareholders under the Securities Exchange Act of 1934 (the “Exchange Act”) by reason of such executive officer being one of the four most highly compensated executive officers. However, qualifying performance-based compensation was not subject to the deduction limitation if certain requirements were met.

Congress repealed the exemption for performance-based compensation in new tax legislation enacted December 22, 2017, effective for tax years beginning after December 31, 2017, and expanded the number of employees who will be considered “covered employees” subject to the 162(m) limit to include the Chief Financial Officer (who was previously excluded) and certain former named executive officers. As a result of these changes, compensation exceeding $1 million paid to executive officers covered by Section 162(m)’s deduction limit will not be deductible in 2018 or future years unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Due to uncertainties of the scope of the transition relief, however, there are no assurances that any compensation we pay to our covered employees will be or remain exempt from Section 162(m)’s deduction limit.

Although we consider the tax implications of Section 162(m) of the Code, we do not have a formal policy in place requiring that part or all compensation must qualify under this section, in order to preserve flexibility with respect to the design of our compensation programs.

Section 409A of the Code provides for certain requirements that a plan that provides for the deferral of compensation must meet, including requirements relating to when payments under such a plan may be made, acceleration of benefits, and the timing of elections under such a plan. Failure to satisfy these requirements will generally lead to an accelerated of timing of inclusion in income of deferred compensation, as well as certain penalties and interest.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the Compensation Committee’s review and discussions with management, has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended April 30, 2018, as well as the Proxy Statement for the Annual Meeting.

Respectfully submitted by the Compensation Committee of the Board of Directors

James B. Miller, Jr., Chairman

W. Dennis Hogue

Matthew G. McKenna

Thomas L. Newberry, V

Compensation Policies and Risk

We do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company. We are aware that incentive compensation arrangements can be structured in such a way as to encourage undue risk-taking by executives, who make decisions that tend to maximize short-term compensation at the expense of the long-term interests of the enterprise. We believe that in the past our incentive compensation plans have motivated management to act in ways that are consistent with the long-term interests of our shareholders: promoting growth while maintaining substantial cash reserves, avoiding debt, managing expenses and carefully evaluating potential acquisitions. We have structured current incentive compensation arrangements for executive officers in a manner consistent with past practices, and believe that those arrangements contribute to our long-term goals without encouraging undue risk-taking.

Compensation Committee Interlocks and Insider Participation

Messrs. Miller (Chairman), Hogue, McKenna and Newberry constitute our Compensation Committee. Since the beginning of fiscal 2018, none of Messrs. Miller, Hogue, McKenna or Newberry were an officer or employee of the Company or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations. During fiscal 2018, none of our named executive officers served as a director or member of the compensation committee of any other entity whose executive officers served on our Board of Directors or Compensation Committee.

Summary Compensation Table

The following table reflects compensation paid to the Company’s named executive officers for fiscal 2016, fiscal 2017 and fiscal 2018.

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compen- sation ($)	Change In Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation(2) ($)	Total ($)
James C. Edenfield,	2018	563,448	298,364	-0-	155,571	-0-	1,960	26,056	1,045,399
Executive Chairman and	2017	553,488	345,741	-0-	136,920	-0-	-0-	24,749	1,060,898
Treasurer	2016	532,500	152,443	-0-	113,400	-0-	-0-	11,912	810,255

H. Allan Dow	2018	460,000	596,729	-0-	486,160	-0-	5,367	13,260	1,561,516
President(3)	2017	376,667	-0-	-0-	-0-	-0-	-0-	13,260	389,927

Vincent C. Klinges,	2018	310,000	179,019	-0-	145,848	-0-	3,930	-0-	638,797
Chief Financial Officer	2017	288,000	15,000	-0-	127,140	-0-	-0-	-0-	430,140
	2016	270,000	73,346	-0-	105,300	-0-	-0-	-0-	448,646

James R. McGuone,	2018	271,996	119,346	-0-	58,339	-0-	2,399	-0-	452,080
Vice President, General Counsel and Secretary	2017	255,996	-0-	-0-	46,944	-0-	-0-	-0-	302,940
	2016	241,996	44,008	-0-	38,880	-0-	-0-	-0-	324,884

(1)

The value of stock option awards in this column represents the aggregate grant date fair value of stock option grants made during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Compensation-Stock Compensation. For discussion of relevant assumptions used in calculating the grant date fair value, see Note 7 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2018.

(2)

Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits for James C. Edenfield include the use of a Company-owned automobile and three club memberships. Perquisites and other personal benefits for Mr. Dow include an automobile allowance.

(3)	Mr. Dow was elected President of the Company, effective on March 3, 2017.

Employment Agreements

We do not have formal employment contracts with our executive officers covering compensation matters. Accordingly, we set their compensation annually, under compensation plans individualized for each executive officer.

Retention Agreements

Upon recommendation and approval of the Compensation Committee, we entered into retention agreements with our named executive officers on July 11, 2016 to provide for severance compensation should their employment be terminated under certain defined circumstances. We believe that such severance arrangements are key components to a competitive compensation package and are in line with companies in our peer group. In addition, we believe that these retention arrangements will help us retain our executive leadership in the event of a possible change in control and should such change in control occur, will help retain executive talent for the new organization.

The retention agreements provide for compensation to the executive in the event the executive’s employment is terminated following the consummation of a “change in control” for reasons other than the executive’s death, retirement, disability or for “cause” (as defined in the respective agreements), or if the executive voluntarily terminates employment for “good reason” (as defined in the respective agreements). The compensation payable under the retention agreements is a lump sum severance payment equal a multiple of the sum of the executive’s annual base salary plus the executive’s bonus for the prior year as of the date of the change in control. The multiples applicable to our named executive officers are as follows:

Name	Multiple
James C. Edenfield	2x
H. Allan Dow	2x
Vincent C. Klinges	1.5x
James R. McGuone	1.5x

In addition, following termination of employment after a change in control, each of Mr. James C. Edenfield, Mr. Dow, Mr. Klinges and Mr. McGuone are entitled to receive health insurance coverage (subject to a COBRA election) and certain other fringe benefits equivalent to those in effect at the date of termination for a period of twenty-four, thirty-six, eighteen, and twenty-four months, respectively. The retention agreements require the executive to comply with certain covenants that preclude the executive from competing with the Company or soliciting customers or employees of the Company for a period following termination of employment equal to the period for which fringe benefits are continued under the applicable agreement. The retention agreements expire upon the earlier of the executive’s termination or three years after a change in control of the Company or any successor to the Company.

The retention agreements with our named executive officers do not influence the vesting status of outstanding stock options under the 2011 Plan. However, in accordance with the terms of the 2011 Plan and upon the determination by the Compensation Committee, in the event of a change in control as defined in the 2011 Plan, all awards will vest and become immediately exercisable in full.

A calculation of the potential post-employment payments due to our named executive officers under the agreements discussed above assuming the triggering event for the payments occurred on the last business day of the year ended April 30, 2018, is set forth below under the heading “Potential Payments Upon Termination or Change In Control.”

Stock Options

Stock Option Plan

As of April 30, 2018, we had outstanding stock options granted under our 2011 Plan. All directors of the Company and employees of the Company and its subsidiaries, totaling 462 persons as of April 30, 2018, are eligible to participate in the 2011 Plan. The 2011 Plan became effective on August 16, 2010 and was most recently amended by our shareholders on August 23, 2017 to increase the total number of shares of Class A shares that may be subject to options by 1,000,000 shares. As of April 30, 2018, under the 2011 Plan, option holders had exercised 2,327,621 option shares, there were 3,275,836 option shares outstanding, and 1,396,543 shares remained available for issuance under the 2011 Plan.

Stock Option Committees

Two separate committees administer our stock option plans: (i) the Special Stock Option Committee (comprised of Messrs. Miller, Hogue, McKenna and Newberry, as members of the Compensation Committee) is responsible for option grants to officers and directors, and (ii) the Stock Option Committee (comprised of James C. Edenfield and J. Michael Edenfield) is responsible for other option grants. The members of these Committees are not eligible to participate in the portion of the plan that they administer, except pursuant to the formula option grant program for non-employee directors. Under the plans, the functions of these committees are to grant options and establish the terms of those options, as well as to construe and interpret the plans and adopt rules in connection with options that the particular committee grants. Except for the 2011 Plan, the function of these committees is limited to continuing and interpreting the plans.

Fiscal 2018 Grants of Stock Options

The following table discloses the potential payouts under the stock options awarded to the named executive officers during the fiscal year ended April 30, 2018.

Name	Grant Date	All Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Market Price ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
James C. Edenfield	6/7/2017	80,000	11.08	11.08	155,571
H. Allan Dow	6/7/2017	250,000	11.08	11.08	486,160
Vincent C. Klinges	6/7/2017	75,000	11.08	11.08	145,848
James R. McGuone	6/7/2017	30,000	11.08	11.08	58,339

(1)	The stock options vest ratably on the first, second, third, fourth, and fifth anniversaries of the option grant date and expire in six years.

(2)	The exercise price is determined based on the closing price of the shares as traded on the Nasdaq Stock Market on the grant date.

(3)

For purposes of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Compensation-Stock Compensation and this table, the grant date fair value of options is determined using the Black-Scholes option valuation model with the following assumptions: exercise price equal to fair market value of stock ($11.08 grant date); dividend yield (3.9%); expected volatility rate (28.9%); risk-free interest rate (1.9%); and expected option term of 5 years.

2018 Outstanding Equity Awards at Fiscal Year-End

The table below discloses outstanding exercisable and unexercisable stock options outstanding as of April 30, 2018 for the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date (2)
James C. Edenfield	0	12,000	8.97	7/11/2019
	39,000	26,000	9.67	7/14/2020
	28,000	42,000	8.81	5/28/2021
	14,000	56,000	10.01	6/20/2022
	0	80,000	11.08	6/7/2023

H. Allan Dow	70,000	0	7.96	12/19/2018
	40,000	10,000	9.79	12/19/2019
	48,000	72,000	8.54	8/26/2021
	0	250,000	11.08	6/7/2023

Vincent C. Klinges	15,698	10,000	8.97	7/11/2019
	36,000	24,000	9.67	7/14/2020
	26,000	39,000	8.81	5/28/2021
	13,000	52,000	10.01	6/20/2022
	0	75,000	11.08	6/7/2023

James R. McGuone	0	4,000	8.97	7/11/2019
	0	8,800	9.67	7/14/2020
	0	14,400	8.81	5/28/2021
	0	19,200	10.01	6/20/2022
	0	30,000	11.08	6/7/2023

(1)	The number of shares underlying options awarded and the related exercise prices shown in the table are the amounts on the applicable grant date.

(2)

The stock option grants prior to March 2005 expire in ten years and vest ratably on the first, second, third and fourth anniversaries of the option grant date. The stock option grants during or following March 2005 expire in six years and vest ratably on the first, second, third, fourth and fifth anniversaries of the option grant date.

2018 Option Exercises and Stock Vested

The following table sets forth the actual value received by the named executive officers upon the exercise of stock options in fiscal 2018.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
James C. Edenfield	93,111	243,823
H. Allan Dow	70,000	208,098
Vincent C. Klinges	74,908	241,973
James R. McGuone	30,800	84,838

Potential Payments upon Termination or Change of Control

We entered into retention agreements with our named executive officers on July 11, 2016. See “Compensation Discussion and Analysis—Retention Agreements.” The following table sets forth in tabular form estimates of the potential post-employment payments due to the named executive officers pursuant to the retention agreements discussed above and the 2011 Plan, assuming the triggering events for the payments occurred on the last business day of the fiscal year ended April 30, 2018.

Name	Cash Severance(1) ($)	Estimated Value of Accelerated Equity Awards ($)	Total ($)
James C. Edenfield	1,723,624	423,460	2,147,084
H. Allan Dow	2,113,458	618,115	2,731,573
Vincent C. Klinges	733,528	390,808	1,124,337
James R. McGuone	587,013	149,601	736,614

(1)

Consists of a multiple of the executive’s annual base salary plus the executive’s bonus for the prior year as of the date of the change in control. See “Compensation Discussion and Analysis—Retention Agreements” for the multiples applicable to each named executive officer.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, below is a reasonable estimate about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. James C. Edenfield, our Executive Chairman and Principal Executive Officer. For fiscal 2018, our last completed fiscal year:

•	The median of the total annual compensation of all employees of our Company (other than Mr. Edenfield) was $104,597;

•	The total annual compensation of Mr. Edenfield, as reported in the Summary Compensation Table shown elsewhere in this proxy statement, was $1,045,339; and

•

Based on this information and calculated in a manner consistent with Item 402(u) of Regulation S-K, for fiscal 2018, the reasonable estimate of the ratio of the total annual compensation of Mr. Edenfield, to the median of the total annual compensation of all employees, was 10 to 1.

We used the following methodologies, estimates and assumptions as permitted under SEC rules to identify and select the median employee for purposes of determining our reasonable estimate of pay ratio as set forth above:

•	Reference Date. We chose April 30, 2018, the last day of our fiscal year, as the date to identify our “median employee.”

•

Employee Population.    Our employee population on April 30, 2018, after taking into consideration the adjustment permitted by SEC rules relating to independent contractors, consisted of approximately 462 individuals. Although independent contractors are part of our workforce, they are not employees of the Company and accordingly, were not included in our employee population.

•

No Exclusions or Adjustments.    Although permitted by SEC rules, we did not exclude any of our employees from our employee population in order to determine the median employee, nor did we make any cost-of-living adjustments in identifying the median employee.

•	Annualized Compensation. We annualized the compensation of all employees.

•

Relative Compensation.    With respect to the annual total compensation of Mr. Edenfield, as required by SEC rules, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this proxy statement and incorporated by reference under Item 11 of Part III of our Annual Report.

DIRECTOR COMPENSATION

For fiscal 2018, the Company compensated the directors who are not employed by the Company at the rate of $50,000 per annum, plus $1,200 for each half-day or $2,400 for each full day meeting of the Board of Directors or any committee of the Board that they attended. The Chairmen of the Audit and Compensation Committees each received an additional $5,000. For fiscal 2019, the Board annual compensation has remained the same.

Directors are eligible to receive stock option grants under the Company’s 2011 Plan. By resolution of the Board, newly-elected directors who are not employed by the Company automatically receive stock option grants of 5,000 shares each upon their initial election and 3,000 shares each as of the end of each fiscal quarter, with an exercise price equal to the closing market price on the date of each such grant. These options become exercisable one year after the date of grant and expire six years after the date of grant. They do not terminate if the director ceases to serve on the Board of the Company after the options became exercisable. In fiscal 2018, W. Dennis Hogue, James B. Miller, Jr. and Thomas L. Newberry, V each received option grants valued at $26,877, and Matthew G. McKenna received option grants valued at $36,508.

The following table provides compensation information for non-employee members of our Board for the fiscal year ended April 30, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Inventive Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
W. Dennis Hogue	50,200	-0-	26,877	-0-	-0-	-0-	77,077
James B. Miller, Jr.	59,000	-0-	26,877	-0-	-0-	-0-	85,877
Thomas L. Newberry, V	50,200	-0-	26,877	-0-	-0-	-0-	77,077
Matthew G. McKenna	45,400	-0-	36,508	-0-	-0-	-0-	81,908

(1)

The amounts shown in the “Option Awards” column equal the amounts we recognized during fiscal 2018 as compensation expenses for financial reporting purposes as a result of options granted in fiscal 2018. In accordance with FASB ASC Topic 718, stock options issued in fiscal 2018 were valued using the Black-Scholes option valuation model.

CERTAIN TRANSACTIONS

On December 8, 2003, our Board of Directors adopted a resolution directing the Audit Committee of the Board of Directors to establish and implement procedures for identifying and conducting an appropriate review of any proposed transaction that meets the definition of “related party transaction” within the meaning of Item 404 of SEC Regulation S-K. In January 2004, the Audit Committee adopted written procedures in accordance with such direction. Under those procedures, the Audit Committee reviews and evaluates any proposed related party transaction and determines whether the terms of such transaction, judged at the time of the determination, are fair to the Company. Our officers are instructed that when a related party transaction is proposed they are to bring it to the attention of the Audit Committee, which then reviews the transaction and makes a determination of whether it meets the above standard. The Audit Committee is required to prepare a report of its deliberations, conclusions and recommendations, and furnish that report to the full Board of Directors. During fiscal 2018, we were not a party to any transactions involving amounts in excess of $120,000 in which any related person had a direct or indirect interest.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are requesting our shareholders to approve, on an advisory basis, the compensation of our executive officers, each of whom is named in the Summary Compensation Table, as described in the “Compensation Discussion and Analysis” and disclosed in the Summary Compensation Table and related compensation tables and narrative discussion presented under “Executive Compensation” in this Proxy Statement.

Our executive compensation program has been designed to attract, retain and motivate our executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of incentive compensation, as well as a mix of incentives that encourage our executives to focus on both long- and short-term objectives without encouraging inappropriate risks to achieve performance.

As an advisory vote, this proposal is not binding on the Company. However, our Compensation Committee and our Board of Directors value the opinions of our shareholders expressed through your vote on this proposal and will consider the outcome of this vote in making future compensation decisions for our executive officers.

Accordingly, we will present the following resolution for vote at our 2018 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related tables and narrative discussion set forth in the Proxy Statement.”

The proposal to approve, on an advisory basis, the compensation of our executive officers requires the affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE FOREGOING RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT.

Each proxy solicited on behalf of our Board of Directors will be voted “FOR” the approval of the compensation of our named executive officers unless the shareholder instructs otherwise in the proxy.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2018 (unless otherwise indicated), the beneficial ownership of Class A shares and Class B shares by: (i) each person known to management to own beneficially more than 5% of the outstanding shares of our common stock; and (ii) each current director, each nominee for director, each of our named executive officers, and our executive officers and directors as a group. Unless otherwise noted, (i) we believe that each of the beneficial owners set forth in the table has sole voting and investment power, and (ii) the address of each person listed below is 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.

NAME OF BENEFICIAL OWNER OR DESCRIPTION OF GROUP	SHARES BENEFICIALLY OWNED			PERCENT OF CLASS
	CLASS A		CLASS B	CLASS A(1)	CLASS B(1)
Beneficial owners of more than 5%
James C. Edenfield	210,000	(2)	1,821,587	*	96.58%
Dr. Thomas L. Newberry	—		64,408	*	3.42%
Brown Capital Management, Inc.	4,186,218	(3)	-0-	14.5%	—
Kayne Anderson Rudnick Investment Management LLC	2,891,505	(4)	-0-	9.99%	—
Renaissance Technologies LLC	2,081,291	(5)	-0-	7.19%	—
BlackRock, Inc.	1,810,507	(6)	-0-	6.26%	—
Directors and named executive officers
James C. Edenfield	210,000	(2)	1,821,587	*	96.58%
J. Michael Edenfield	579,944	(7)	-0-	1.99%	—
W. Dennis Hogue	84,000	(8)	-0-	*	—
Matthew G. McKenna	13,000	(9)	-0-	*
James B. Miller, Jr.	112,856	(10)	-0-	*	—
Thomas L. Newberry, V	3,000	(11)	-0-	*	—
H. Allan Dow	312,154	(12)	-0-	1.08%	—
Vincent C. Klinges	243,910	(13)	-0-	*	—
James R. McGuone	24,000	(11)	-0-	*	—
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (10 PERSONS)	1,582,864	(14)	1,885,995	5.33%	100.0%

*	Denotes less than 1%.

(1)

Share percentages are based on an aggregate of 28,964,375 Class A shares outstanding as of June 30, 2018, plus 60-day option shares held by the person or group in question. There were 1,885,995 Class B shares outstanding as of June 30, 2018.

(2)

Includes 150,000 shares that may be acquired upon the exercise of Mr. Edenfield’s own stock options exercisable within 60 days and 60,000 shares held by the James C. and Norma T. Edenfield Foundation, Inc., as to which Mr. Edenfield has shared voting and investment power.

(3)

Based on Schedule 13G/A dated February 14, 2018. Of this amount, the reporting person has sole voting power as to 2,461,684 shares and sole dispositive power as to 4,186,218 shares, which are owned of record by its investment advisory clients. Brown Capital Management’s reported address is 1201 N. Calvert Street, Baltimore, Maryland 21202.

(4)

Based on Schedule 13G/A dated February 13, 2018. Of this amount, the reporting person has sole voting power as to 2,329,514 shares, shared voting power as to 561,991 shares, sole dispositive power as to 2,329,514 shares, and shared dispositive power as to 561,991 shares. Kayne Anderson Rudnick Investment Management’s reported address is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

(5)

Based on Schedule 13G/A dated February 14, 2018. Of this amount, the reporting person has sole voting power as to 2,080,100 shares, sole dispositive power as to 2,080,187 shares and shared dispositive power as to 1,104 shares. Renaissance Technologies’ reported address is 800 Third Avenue, New York, New York 10022.

(6)

Based on Schedule 13G/A dated January 29, 2018. Of this amount, the reporting person has sole voting power as to 1,771,055 shares and sole dispositive power as to 1,810,507 shares. BlackRock’s reported address is 55 East 52nd Street, New York, NY 10022.

(7)	Includes 164,191 shares subject to options exercisable within 60 days.

(8)	Includes 60,000 shares subject to options exercisable within 60 days.

(9)	Includes 8,000 shares subject to options exercisable within 60 days.

(10)	Includes 60,000 shares subject to options exercisable within 60 days.

(11)	Represents shares subject to options exercisable within 60 days.

(12)	Includes 256,000 shares subject to options exercisable within 60 days.

(13)	Includes 147,072 shares subject to options exercisable within 60 days.

(14)	Includes 872,263 shares subject to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and holders of more than 10% of the Class A shares are required under regulations promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review by the Company of copies of these reports filed with the SEC and written representations furnished to the Company by its officers and directors, all of the persons subject to the Section 16(a) reporting requirements filed the required reports on a timely basis with respect to fiscal year 2018 except for the following instances of untimely reporting:

•	On May 9, 2017, a late Form 4 filing was filed for Mr. Bryan Sell relating to the award of 10,000 options on May 4, 2017.

•

On September 6, 2017, a late Form 4 filing was filed for Mr. J. Michael Edenfield relating to the exercise of 21,200 options and the corresponding acquisition and disposition of 21,200 shares on September 1, 2017.

•

On September 13, 2017, a late Form 4 filing was filed for Mr. J. Michael Edenfield relating to the exercise of 10,777 options and the corresponding acquisition and disposition of 10,777 shares on September 7, 2017.

•	On September 13, 2017, a late Form 4 filing was filed for Mr. H. Allan Dow relating to the exercise of 300 options and the corresponding acquisition and disposition of 300 shares on September 7, 2017.

•

On September 13, 2017, a late Form 4 filing was filed for Mr. H. Allan Dow relating to the exercise of 3,790 options and the corresponding acquisition and disposition of 3,790 shares on September 8, 2017.

•

On September 13, 2017, a late Form 4 filing was filed for Mr. James R. McGuone relating to the exercise of 4,000 options and the corresponding acquisition and disposition of 4,000 shares on September 8, 2017.

•

On September 13, 2017, a late Form 4 filing was filed for Mr. James R. McGuone relating to the exercise of 4,000 options and the corresponding acquisition and disposition of 4,000 shares on September 8, 2017.

•

On September 13, 2017, a late Form 4 filing was filed for Mr. James C. Edenfield relating to the exercise of 19,700 options and the corresponding acquisition and disposition of 19,700 shares on September 8, 2017.

•

On March 22, 2018, a late Form 4 filing was filed for Mr. J. Michael Edenfield relating to the exercise of 2,278 options and the corresponding acquisition and disposition of 2,278 shares on March 14, 2018.

•

On March 29, 2018, a late Form 4 filing was filed for Mr. J. Michael Edenfield relating to the exercise of 21,755, 200 and 7,256 options and the corresponding acquisition and disposition of 21,755, 200 and 7,256 shares on March 21, 2018, March 27, 2018 and March 28, 2018, respectively.

The Company believes that all of the transactions referenced herein have now been reported on Form 4 and Form 5.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2019 Annual Meeting of Shareholders must be forwarded in writing and received at the principal executive offices of the Company no later than April 1, 2019, directed to the attention of the Secretary, to be considered for inclusion in the Company’s Proxy Statement for that Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

The Company will bear the cost of this solicitation of proxies. In addition to solicitation by mail, employees of the Company may solicit proxies by telephone, in writing or in person. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for any reasonable expense in forwarding the material.

Copies of the 2018 Annual Report of the Company are being mailed to shareholders together with this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from Pat McManus, Investor Relations, 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.

Pursuant to SEC rules, we may send a single annual report or proxy statement to any household at which two or more shareholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” Each shareholder subject to householding will continue to receive a separate proxy card or voting instruction card. We will promptly deliver, upon written or oral request, a separate copy of our annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Pat McManus, Investor Relations, 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 or call (404) 364-7615. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address and phone number.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2018, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS BENEFICIALLY OR OF RECORD AT THE CLOSE OF BUSINESS ON JULY 6, 2018, ON REQUEST TO PAT McMANUS, INVESTOR RELATIONS, 470 EAST PACES FERRY ROAD, N.E., ATLANTA, GEORGIA 30305.

By Order of the Board of Directors,

James R. McGuone, Secretary

Atlanta, Georgia

July 30, 2018

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
AMERICAN SOFTWARE, INC.
ATTN: PATRICIA MCMANUS	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
470 E. PACES FERRY ROAD ATLANTA, GA 30305	If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees						For	Against	Abstain
1A	W. Dennis Hogue						☐	☐	☐

1B	James B. Miller, Jr.						☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	Ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of KPMG LLP to serve as the independent registered public accounting audit firm for the Company for the fiscal year ending April 30, 2019.						☐	☐	☐
3	To approve on an advisory basis the compensation of our named executive officers.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

AMERICAN SOFTWARE, INC.

Annual Meeting of Shareholders

August 22, 2018 3:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) James C. Edenfield and H. Allan Dow, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERICAN SOFTWARE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 03:00 PM, EDT on 8/22/2018 at the offices of American Software, Inc. located at 470 E Paces Ferry Road, N.E. Atlanta, GA 30305, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side